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                                                                    Exhibit 10.5

                              AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT

         THIS AGREEMENT is made and entered into as of January 1, 2004 by and between MAGUIRE INSURANCE AGENCY, INC., a Pennsylvania corporation ("Employer"), and JAMES J. MAGUIRE ("Employee") for the purposes herein stated.

                             Background of Agreement

         Employee and Employer are parties to an Employment Agreement effective June 1, 2002 ("Prior Employment Agreement"); and

         Employee and Employer mutually desire to extend the term of the Prior Employment Agreement to assure the long-term future of Employer;

         Accordingly, in consideration of the mutual promises and agreements contained herein, the parties hereto agree to the following terms of an Amended and Restated Employment Agreement, superceding the Prior Employment Agreement.

         1. EMPLOYMENT. The Employer agrees to continue Employee in its employ, and Employee agrees to remain in the employ of the Employer, for the Term of this Agreement, subject to Sections 6 and below.

         2. DEFINITIONS. The following terms when used herein shall have the meanings given below:

                  (a) "AFFILIATE" means any party controlled by, under the control of, or under common control with, Employer or PCHC.

                  (b) "AGREEMENT AND GENERAL RELEASE" means a general release of claims against the Employer in a form acceptable to the Employer.

                  (c) "BASE COMPENSATION" means the annual base salary of Employee, exclusive of any bonus, insurance, or other fringe benefits and perquisites.

                  (d)      "BOARD" means the Board of Directors of PCHC.

                  (e) "CAUSE" means commission of any of the following listed conduct by Employee: a felony or any crime involving moral turpitude (whether or not related to Employee's employment), gross negligence, drug or alcohol use which interferes with Employee's job performance, willful misconduct, any material violation by Employee of the terms and conditions of this Agreement not cured within ten days after written notice thereof is given by the Employer to Employee, or acceptance of employment with another company which is not an Affiliate (other than employment with a Successor or a purchaser of assets from the Employer).

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                  (f)      "EFFECTIVE DATE" means the date upon which this
Agreement becomes effective, as set forth in Section 4 below.

                  (g)      "GOOD REASON" means either of the following:

                           (i)      A change in Employee's position of authority
in a manner that materially reduces the responsibility of Employee's current position, provided, however, the fact that there may be additional executives in the reporting structure above Employee will not be deemed to materially reduce the responsibility of Employee's position.

                           (ii)     A reduction in Employee's Base Compensation.

                  (h) "HOSTILE CHANGE IN CONTROL" mean individuals who are Continuing Directors cease to constitute a majority of the members of the Board ("Continuing Directors" for this purpose being the members of the Board on the date of this Agreement, provided that any person becoming a member of the Board subsequent to such date whose election or nomination for election was supported by two-thirds of those directors who were Continuing Directors at that time of the election or nomination shall be deemed to be a Continuing Director).

                  (i) "PCHC" means Philadelphia Consolidated Holding Corp., a Pennsylvania corporation.

                  (j) "SUCCESSORS" means any entity that acquires at least fifty (50) percent of the shares of outstanding stock, and/or fifty percent (50%) of the assets, of the Employer or PCHC (whether direct or indirect, by purchase, merger, consolidation or otherwise).

                  (k) "TERM" shall have the meaning set forth in Section 4 below.

         3.       POSITION AND RESPONSIBILITIES.

                  (a) During the Term of this Agreement, Employee agrees to serve as Chairman of Employer and PCHC. As Chairman, Employee will be responsible for presiding at all meetings of the Boards of Directors of Employer and PCHC, and acting as the interface between management of PCHC and the Employer and the following Committees of PCHC: Compensation, Nominating and Governance, Investment and Audit. Responsibilities will include, but are not limited to: assisting the Chief Executive Officer of Employer and PCHC with investment banking, merger/acquisition and material capital raising functions; work with the Chief Executive Officer and Chief Financial Officer in forecasting, budgeting and strategic planning for current and upcoming years; provide assistance to the Chief Executive Officer and Chief Financial Officer in relocation of Employer's principal building/office space; and participating on community and not-for-profit Boards to further the Employer's business interests;

                  (b) Throughout the Term of this Agreement, Employee shall devote his entire working time, energy, attention, skill and best efforts to the affairs of the Employer and its Affiliates and to the performance of his duties hereunder in a manner which will faithfully and diligently further the business and interests of the Employer.

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         4.       TERM. This Agreement shall be effective on January 1, 2004
(the "Effective Date") and shall expire in the absence of a Hostile Change in Control on the fifth anniversary of such date; provided, however, that, at the option of the Company, exercisable by written notice given by Company to Employee between January 1, 2008 and October 1, 2008, the term of this Agreement may be extended for an additional period of up to five years, commencing January 1, 2009. Any extension of this Agreement after January 1, 2009 shall be on the same terms except that (a) Employee's Base Compensation may be reduced by the Company to $600,000 (or some amount between $600,000 and $1,000,000) and (b) Employee may elect to perform his duties and responsibilities as a non-Employee Chairman. In the event of a Hostile Change in Control occurring at any time during the Term or extended Term, this Agreement shall be automatically extended for a period of three years, commencing upon the then applicable expiration date. Notwithstanding the foregoing, Employee and the Employer agree that the provisions of Section 7 shall remain in effect and enforceable in accordance with its terms following the expiration of this Agreement, except as otherwise provided in such Section 7. The applicable period referred to above (including any renewal period set forth above) is referred to herein as the "Term" of this Agreement.

         5. COMPENSATION AND BENEFITS. During the Term of this Agreement, Employee shall be eligible for the following, in return for all services rendered by Employee to the Employer during the period of employment, subject to the provisions of Section 6, as applicable:

                  (a) BASE COMPENSATION. Upon the effective date of this Agreement, Employee shall receive Base Compensation at the annual rate of One Million Dollars ($1,000,000) for the term of this Agreement. Employee's Base Compensation shall be payable in accordance with the Employer's regular payroll practices in effect from time to time.

                  (b) BENEFITS. Employee and his spouse shall be entitled to all group health, disability, life insurance and pension benefits as are made available to employees of the Employer generally as such benefit programs may be amended from time to time. Employee shall be entitled to three cars provided at Employer expense and to reimbursement of his country club dues and monthly expenses in accordance with the historical practices of the Employer.

                  (c) BUSINESS EXPENSES. Employee shall be reimbursed reasonable and necessary expenses related to Employee's employment by the Employer in accordance with, and subject to, the Employer's regular policies from time to time in effect regarding reimbursement of expenses and the documentation required.

                  (d) BONUS. Employee shall be paid a bonus of Two Million Dollars ($2,000,000) in the event, and only in the event, that prior to the fifth anniversary of the date of this Agreement (i) the closing price on any five consecutive trading days prior to May 1, 2009 of PCHC's common stock on the Nasdaq National Market System ("NASDAQ"), the New York Stock Exchange or the American Stock Exchange is equal to or greater than $80 per share (with such price being subject to adjustment pursuant to the provisions of the following sentence), and at such time Employee is still an employee of Employer or any Affiliate (unless Employee's employment is terminated subsequent to a Hostile Change of Control, in which event Employee need not be employed by Employer or an Affiliate when such closing price reaches such amount), or (ii) prior to May 1, 2009 there has been a Hostile Change of Control, and subsequent

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thereto PCHC's common stock is no longer traded on NASDAQ or either of the
Exchanges referred to in clause (i) of this sentence. The $80 per share price shall be appropriately adjusted in the event of any stock splits, stock dividends or stock combinations affecting the shares of PCHC's common stock generally. For example, if a 2 for 1 split of PCHC's common stock is effected, the price referred to in the immediately preceding sentence will be reduced from $80 to $40. Such bonus shall be payable no later than 30 days after Employee's employment with the Employer is terminated.

         6. TERMINATION OF EMPLOYMENT. The following provisions shall govern in the event that Employee's employment is terminated by the Employer or by Employee during the term of this Agreement:

                  (a) Discharge Without Cause or Resignation for Good Reason. Employee shall receive from the Employer, provided (unless waived by the Employer) Employee executes (without subsequent revocation) a General Release (except that Employee shall not be obligated to do so following a Hostile Change in Control), in the event that Employee either: (A) is discharged without Cause and for reasons unrelated to his disability or death; or (B) resigns from the Employer for Good Reason within twelve (12) weeks of the occurrence of the event upon which Employee relies for claiming that his resignation is for Good Reason:

                           His Base Compensation for the lesser of (A) 36 months
(or 48 months if a Hostile Change of Control has occurred) or (B) the remainder of the Term of this Agreement, but in no event less than 6 months, paid in accordance with the Employer's regular payroll practices then in effect.

                  (b) Discharge With Cause, Resignation Without Good Reason, Discharge in Connection With Disability or Death.

                           (i) Employee shall not be eligible for any payments or benefits for the period subsequent to his separation in any of the following circumstances: (A) he is discharged with Cause; (B) he resigns without Good Reason, or more than twelve
                                    (12) weeks following the occurrence of the event upon which Employee relies for claiming that his resignation was for Good Reason; (C) he is discharged due to his inability or failure to perform satisfactorily the essential functions of his position for six (6) months due to disability; or (D) his death.

                           (ii) Employee shall receive all Base Compensation for work performed and benefits applicable to the period prior to his separation from the Employer (including any earned and not paid bonus for the prior year and any Base Compensation and/or benefits for which he is entitled in accordance with the Employer's compensation and disability policies, if applicable, then in effect). In the event of his disability or death, Employee shall be eligible, in addition, for any disability or life insurance payments to which he or his estate or beneficiaries may be entitled pursuant to the applicable insurance

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                                    documents relating to any group disability
                                    or life insurance plans in which he
                                    participated prior to his separation.

                  (c) Notice of Termination. Any termination by the Employer or by Employee shall be communicated by written Notice of Termination to the other party given in accordance with Section 16 below. Such Notice of Termination shall indicate the specific termination provision(s) in this Agreement relied upon and specify the effective date of the termination if other than the date such Notice of Termination is given (which effective date shall be not more than thirty (30) calendar days thereafter).

         7.       RESTRICTIVE COVENANTS AND CONFIDENTIALITY.

                  (a) During Employee's employment with the Employer and for two (2) years following Employee's separation from the Employer for any reason (whether initiated by the Employer or Employee), Employee shall not directly or indirectly either: (A) with respect to a Competitive Business (defined above), solicit, divert or appropriate, or attempt to solicit, divert or appropriate, any customer, distributor or supplier, or any potential customer, or supplier of the Employer; or (B) solicit or entice, or attempt to solicit or entice, any of the Employer's employees, consultants, directors or officers to terminate her/his employment with the Employer, or join with any individual who is or was within the prior six (6) months an employee, consultant, director or officer of the Employer, in any direct or indirect capacity, or to hire, or commit to hire, as an employee or consultant any individual who is or was within the prior six (6) months an employee, consultant, officer or director of the Employer.

                  (b) During Employee's employment with the Employer and at all times thereafter, Employee shall not use for his personal benefit, or disclose, communicate or divulge to, or use for the direct or indirect benefit of, any person, firm, association or company other than the Employer, any confidential information of the Employer which Employee acquires in the course of his employment, which is not otherwise lawfully known by and readily available to the general public. This confidential information includes, but is not limited to: business, development, marketing, legal and accounting methods, policies, plans, procedures, strategies and techniques; research and development projects and results; trade secrets or other knowledge or processes of or developed by the Employer; names and addresses of employees, suppliers and customers; and any data on or relating to past, present or prospective customers, including customer lists. Employee agrees that such information is confidential and constitutes the exclusive property of the Employer, and Employee agrees that, immediately upon Employee's termination, whether by Employee, or by the Employer, Employee will deliver to the Employer, all correspondence, documents, books, records, lists and other writings relating to the Employer's business, retaining no copies.

                  (c)      The term "Employer," as used in this Section 7 and in
Section 11, shall include as well all Affiliates of Employer and PCHC.

                  (d) Employee acknowledges and agrees that the provisions of this Section 7 are reasonable with respect to their duration, scope and geographical area. In particular, Employee acknowledges that the geographic scope of the Employer's business makes reasonable the geographic restrictions of this Agreement. Employee agrees that his general executive skills

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and abilities are applicable outside of the Competitive Business and that he will therefore not be unduly restricted by this Agreement. If, at the time of enforcement of any of the provisions of this Section 7, a court holds that the restrictions therein exceed those allowed by applicable law, then such court will be requested by the Employer, Employee and all other relevant parties to enforce the provisions in this Section 7 to the broadest extent possible under applicable law and this Section 7 shall be deemed to have been so modified.

                  (e) In the event of a breach or threatened breach of the provisions of this Section 7, the Employer shall be entitled to an injunction restraining such breach, but nothing herein shall be construed as prohibiting the Employer from pursuing any other remedy available to them for such breach or threatened breach, including, without limitation, an action at law for damages.

                  (f) Notwithstanding anything to the contrary contained in this Section 7 or any other provisions of the Agreement, Employee shall not be bound by any of the provisions of Section 7(a) following a Hostile Change in Control.

         8. INELIGIBILITY FOR PARTICIPATION IN OTHER EMPLOYER SEVERANCE PLANS. In the event that Employee becomes entitled to the severance benefits set forth in Section 6 above, Employee shall be ineligible for (and deemed to have waived his right to receive) payments under any other severance plan, program or arrangement maintained by the Employer.

         9. GOLDEN PARACHUTE ADJUSTMENT. In the event any amounts payable or otherwise benefiting Employee under this Agreement (determined on an aggregate basis, taking into account amounts payable or otherwise benefiting Employee under any other plan, agreement or arrangement) would constitute "excess parachute payments," as that term is defined for purposes of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), Employee shall receive additional cash payments such that, after payment of federal excise taxes under Code Section 4999 (or any successor provisions) and of all federal, state and local income taxes attributable to the excess parachute payments and the additional cash payments made under this Section 10, Employee's net economic benefit will equal the economic benefit Employee would have received under the terms of this Agreement (and/or under any other plan, agreement or arrangement of Employer) if no portion of such payments and/or benefits were treated as excess parachute payments for purposes of Code Section 280G. Such amounts shall be payable regardless of any termination of this Agreement for any reason.

         10. ARBITRATION. Except as set forth in Section 10(f), all disputes arising under this Agreement or relating to Employee's employment or termination of employment, including but not limited to statutory claims for violation of Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family Medical Leave Act and ERISA as well as state laws governing discrimination shall be exclusively resolved in arbitration in accordance with the following:

                  (a) The Rules for the Resolution of Employment Disputes ("Rules"), then in effect, of the American Arbitration Association ("AAA") shall govern, except that Employee and the Employer may mutually agree to utilize another process for selection of the Arbitrator.

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                  (b)      The Arbitrator, in cooperation with Employee and the
Employer, shall set the date, time and place of the hearing in Philadelphia, Pennsylvania.

                  (c) The Arbitrator shall have all of the power of a court of competent jurisdiction for hearing the particular claim, including the power to order discovery, as set forth in the AAA's rules, and to grant such remedies as a court would have authority to grant.

                  (d) The decision of the Arbitrator shall be in writing and shall set forth the findings and conclusions upon which the decision is based. It shall be final and binding, and may be enforced under the terms of the Federal Arbitration Act (9 U.S.C. Section 1 et seq.), but may be set aside or modified by a reviewing court in the event of a material error of law.

                  (e) The Employer and Employee shall share the cost of the Arbitrator's fees but each shall bear his or its, as applicable, attorneys' fees, expenses and costs and its respective filing fees charged by the AAA; provided, however, that the Arbitrator shall have the power to award such fees, expenses and costs to the prevailing party in accordance with the law and to require the Employer at the beginning of the proceedings to fully or partially reimburse to employee the filing fee in the event Employee can demonstrate that the amount of the fee is an unreasonable impediment to adjudication of his claims in arbitration.

                  (f) This Section 10 shall not apply to any action by the Employer to enforce Section 7 of this Agreement.

         11. EMPLOYER PROPERTY. All Employer information, including without limitation, data processing reports, analyses, invoices, and/or any other materials or data of any kind furnished to Employee by the Employer or developed by Employee on behalf of the Employer, or at the Employer's direction or for the Employer's use, or otherwise in connection with Employee's employment hereunder, are and shall remain the sole and confidential property of the Employer, except to the extent such information has been publicly disclosed voluntarily by the Employer. If the Employer requests the return of such materials, Employee shall immediately deliver them, retaining no copies.

         12. INCOME TAX WITHHOLDING. The Employer may withhold from any payments made under this Agreement all Federal, State, City or other taxes and withholdings as shall be required pursuant to any law or governmental regulation or ruling.

         13. NO RESTRICTIONS ON EMPLOYEE'S EMPLOYMENT BY EMPLOYER. Employee represents to Employer that: (i) there are no restrictions, agreements or understandings whatsoever to which Employee is a party and no laws or regulations of which he is aware which would or may prevent or make unlawful his employment by the Employer; (ii) his execution of this Agreement and his employment hereunder shall not constitute a breach of any contract, agreement or understanding, oral or written, to which he is a party or by which he is bound; and (iii) he is free and able to execute this Agreement and to enter into employment with the Employer.

         14. ENTIRE UNDERSTANDING. This Agreement contains the entire understanding between the Employer, and Employee superceding all others with respect to the subject matter

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hereof, and there are no other agreements, understandings, representations or warranties among the parties.

         15. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

         16. NOTICES. All notices hereunder shall be sufficient upon receipt for all purposes hereunder if in writing and delivered personally, sent by documented overnight delivery service or, to the extent receipt is confirmed, telecopy, telefax or other documented transmission service to the appropriate address as set forth below (or to such other address as the party requesting the change shall hereafter notify the other party hereunder pursuant to this paragraph):

         (a)      If to the Employee:

                  James J. Maguire
                  8405 Flourtown Road
                  Wyndmoor, PA 19038

         (b)      If to Employer:

                  Maguire Insurance Agency, Inc.
                  One Bala Plaza
                  Bala Cynwyd, PA 19004
                  Attn: President

                                              MAGUIRE INSURANCE AGENCY, INC.

                                              By: Craig P. Keller
                                                  Title: EVP

                                              I UNDERSTAND AND AGREE TO BE BOUND

                                              James J. Maguire          6/22/04
                                                  Employee               DATE

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